Exhibit 99.1

Thank you for joining us today and for your continued interest in Centerline Holding Company. We are pleased to report our operating and financial results for the second quarter ended June 30th.

In the past few weeks, the financial markets have been impacted by a re-pricing of risk and withdrawal of liquidity due to the serious credit problems in the single-family sub-prime mortgage industry. I would like to assure you that Centerline does not have any single-family or sub-prime exposure whatsoever.  We are a commercial real estate finance and investment company and we provide financing only for commercial and multi-family properties.  As evidenced by our CAD growth this quarter, our core businesses continue to perform well and the credit quality of the investments we manage remains strong.

In spite of the instability in the financial markets, operating fundamentals in the commercial real estate and affordable housing sectors are healthy.  We have sufficient capital resources to execute our business plan and are not experiencing any liquidity problems.  In fact, during the past 30 days, we have priced a collateralized debt obligation offering for one of our CMBS funds and closed on the expansion of our revolving credit facility. Both transactions demonstrate our ability to execute in a volatile market environment.

The recent market dislocation has created numerous opportunities to make investments that offer attractive returns and strong credit quality.  In times of market instability, we would expect to see a flight to quality that benefits firms like Centerline, that have a proven ability to assess and manage real estate risk.

Our business is sound. Despite that, we have seen our stock price decline in recent weeks as concerns about mortgage or real estate-related businesses spread to the stock market.  Many of our investors inquired as to why we did not make any public statements during this period. We felt that it was important to wait until we released our earnings so we could support the confidence we have in our business with solid facts.

As we reported in this morning’s press release, we had a very strong quarter, with CAD per share of $0.46, which is a 12.2% increase over CAD per share in the second quarter of 2006.  As of June 30th, our direct assets under management were $17.1 billion, an increase of 7% over the first quarter.

The market instability has had little or no impact on our Affordable Housing group, which includes our tax-exempt bond and tax credit equity fund businesses.  Affordable Housing represents approximately 65% of our annual CAD revenues.

In past periods of market distress, we have seen a reduction in short-term tax-exempt interest rates caused by large flows of capital seeking a safe haven in tax exempt money market funds.  Over the past few weeks, the BMA index, which reflects the cost of financing our bond portfolio, has declined by 22 basis points, from 3.83% at the end of May to 3.61% as of last week.

In the second quarter, we closed two tax credit investment funds that raised $405 million of new institutional capital from 13 investors.  We have closed or have signed commitments for approximately 90% of the tax credit equity investments we need to reach our investment goals for the year. Our profit margin in this business is in line with our budget.

In regard to our direct tax-exempt bond business, we continue to experience strong competition for originations, mostly from large banks that acquire bonds to satisfy their Community Reinvestment Act requirements.  As a result we have lowered our budget for new bond originations in 2007 to $300 million from the $400 million we originally projected.

The credit quality of our bond portfolio remains very strong.  As of June 30th, delinquencies totaled just $70.1 million or approximately 2.5% of our $2.8 billion portfolio.  After the impairments we recorded in the first quarter, we performed a thorough re-underwriting of 122 bonds in our portfolio that were not performing as well as we expected out of our total of 376 bonds.  In the second quarter, we recorded only an additional $3 million in permanent impairments with respect to these bonds.  Since our inception as a public company in 1997, our bond portfolio has incurred less than $30 million or approximately 1% in cumulative permanent impairments.

As an active capital market participant, our Commercial Real Estate group has had a front row seat to the market dislocation.  Our vantage point has also provided us with significant opportunities.

Our Commercial Real Estate group engages in two types of activities: First, we serve as a commercial mortgage originator for Fannie Mae, Freddie Mac and conduits.  Second, we manage a series of funds for institutional investors that invest in real estate securities, such as CMBS; in high-yield direct real estate loans, such as mezzanine loans, b-notes and bridge loans; and in real estate equity joint-ventures.  Typically, we co-invest approximately 5% alongside of our investors. We do not use our own capital to permanently fund our commercial real estate business.

Our agency business, which originates loans on behalf of Fannie Mae and Freddie Mac, has performed very well year-to-date.  Agency financing has become less competitive over the past twelve months, as conduit financing terms have grown more liberal.  More recently, as credit standards in the conduit market have normalized, Fannie Mae and Freddie Mac have become more competitive.  That competitiveness enabled us to originate more than $220 million of agency loans in the second quarter and over $434 million for the six month period.

With respect to our direct loan origination activity, we originated or acquired $428 million of mezzanine loans, b-notes and bridge loans for our two direct loan funds, bringing total originations for the first six months to $632 million.  The only area in which we have not met our own expectations is our conduit originations.  Through June 30th we have originated only $60.5 million for conduits, compared to our budget of $200 million.

Several positive events occurred regarding our CMBS funds during the second quarter and in the subsequent 45 days since it ended.  This past week, we had the initial closings of our third CMBS fund, closing $379 million of commitments out of an expected total of $695 million.  Our initial targeted raise was only $500 million, but demand for participation in the fund exceeded that target.  We expect to close the remaining commitments in the next 30 days.  Closing this fund in the current market environment is further evidence of the significant investor confidence in the Centerline brand.

In light of the opportunities created by the recent market trends, we have been an active buyer of CMBS securities. Historically we have acquired only below investment grade classes of CMBS pools for our funds.  Given the recent market volatility, spreads on investment grade BBB bonds have widened to levels not seen since 1998.  This spread widening has enabled us to identify investments with attractive risk-adjusted returns and solid underlying collateral.

Although spreads have widened further since we acquired those assets, the return on equity associated with such investments will be above our fund’s target level.  Since our fund investors desire a “buy and hold” strategy, we are not concerned about temporary unrealized gains or losses due to market fluctuations.

As I mentioned earlier, we were also able to price a collateralized debt obligation offering for our second CMBS fund. We locked in permanent financing for a significant portion of that fund’s investments.  In the face of stormy market conditions, our offering priced within 10 basis points of our original projections.

We expect that the disruption in the financial markets will continue through at least Labor Day, but we are confident in our ability to weather the storm and carefully take advantage of new opportunities.  We believe that the recent decline in our stock price is a reaction to the real estate market as a whole.  Our current stock price does not accurately reflect the health of our business or the credit quality of the assets we manage.  We are confident investors will appreciate this distinction and will recognize the value of the Centerline brand.

I will now turn the call over to our CFO Rob Levy, to review our financial results.

Thank you.